Exhibit 5.1

ACE Limited Baerengasse 32 CH-8001 Switzerland	ACE INA Holdings Inc. 436 Chestnut Street Philadelphia, Pennsylvania 19106
November 23, 2010
PHH/33527
ACE Limited / ACE INA Holdings Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
We have been asked to render this opinion in our capacity as Swiss counsel to ACE Limited, a corporation organized under the laws of Switzerland (the “Company”) in connection (i) with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (No. 333-156143) (the “Registration Statement”) relating to, among other things ACE INA Holdings Inc.’s (“ACE INA”) offer and sale of USD 700,000,000 aggregate principal amount of 2.60% Senior Notes due 2015 (the “Notes”) debt securities, which are fully and unconditionally guaranteed (the “Guarantee”) by the Company.
I. Documents Reviewed
For the purpose of this opinion we have only reviewed and relied on copies of the following documents:

a.	a copy the Indenture, dated as of August 1, 1999 (the “Indenture”), among the Company, ACE INA and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Mellon Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Indenture”);

b.	a certified extract from the Commercial Register of the Canton of Zurich regarding the Guarantor dated November 22, 2010 (the “Extract”) and a copy of the articles of association of the Guarantor in their version dated September 29, 2010 (the “Articles of Association”), certified as of November 22, 2010, which according to the Extract are the Articles of Association currently in force;

c.	a copy of the Organizational Regulations (Organisationsreglement) of the Board of Directors of the Guarantor dated August 12, 2010 (the “Organizational Regulations”);

d.	a draft of the minutes with resolutions of the meeting of the Board of Directors of the Guarantor held on November 18, 2010 (the “Resolutions”); and

e.	a copy of a certificate signed by the general counsel of the Guarantor issued to us dated November 23, 2010 confirming that the Resolutions as reflected in the draft minutes are in full force and effect.
II. Scope and Assumptions
This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgement.
We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III. and do not extend, by implication or otherwise, to any agreement or document referred to in the Registration Statement or any other matter.
The opinions given herein are made on the basis of the following assumptions:
i.	the Notes have been duly authorised, signed, executed and delivered and issued by ACE INA and the Indenture has been duly authorized, signed, executed and delivered by the Company pursuant to the laws of the Cayman Islands;

ii.	all documents supplied to us as conformed copies, scanned copies, photocopies or facsimile transmitted copies or other copies (including e-mail transmissions) conform to the Originals and are authentic and complete;

iii.	all documents submitted to us as Originals are authentic and complete and all signatures genuine;

iv.	the Articles of Association, Organizational Regulations and Extract are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles of Association, the Organizational Regulations or the Extract as of the date hereof;

v.	the Resolutions referred to in section I. above is true, correct, accurate, complete and not misleading and does not omit any fact which would be material and has not been revoked, amended or altered;

vi.	the Indenture and the Notes constitute or will constitute legal, valid, binding and enforceable obligations of the respective parties under any applicable law (other than the laws of Switzerland to which this opinion relates); and

vii.	There is nothing under any law (other than the law of Switzerland) which would or might affect the opinions hereinafter appearing.
III. Opinions
Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II.) and the qualifications set out below (IV.), we are of the following opinion:
1.	The Company is as a Corporation (Aktiengesellschaft) duly existing under the laws of Switzerland.

2.	The Guarantee set out in Article 16 of the Indenture is duly authorised, executed and delivered by the Company in accordance with the laws of Switzerland.
IV. Qualifications
This opinion is subject to the following qualifications:
a.	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganisation, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.	The opinions expressed herein are as of the date hereof. We assume no Obligation to update or Supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

d.	In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.
This legal opinion is rendered solely to the person to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

Yours sincerely, Niederer Kraft & Frey AG
/s/ Philipp Haas
Philipp Haas

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